UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CareCloud, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CareCloud, Inc.

7 Clyde Road

Somerset, NJ 08873

April 8, 2025

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of CareCloud, Inc. (the “Company”) at 11:00 a.m., Eastern Time, on Tuesday, May 27, 2025 at our principal executive offices at 7 Clyde Road, Somerset, NJ 08873.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. If you plan to attend the Annual Meeting, please detach the Admission Ticket from your proxy card and bring it to the Annual Meeting. The proxy materials will be first sent or given to shareholders on or about April 8, 2025.

At this year’s Annual Meeting, you will be asked to vote on the proposals set forth in the Notice of Annual Meeting of Shareholders and proxy statement, which describes the formal business to be conducted at the Annual Meeting and follows this letter.

Your vote is important. Whether you plan to attend the Annual Meeting in person or not, we hope you will vote your shares as soon as possible. Please mark, sign, date, and return the accompanying card in the provided postage-paid envelope or instruct us via the Internet as to how you would like your shares voted. Instructions are on the proxy card. This will ensure representation of your shares if you are unable to attend.

Sincerely,

/s/ Norman Roth
Norman Roth
Interim Chief Financial Officer and Assistant Corporate Secretary

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2025

TIME

11:00 a.m., Eastern Time, on

Tuesday, May 27, 2025

PURPOSE

●	To elect to the Board of Directors (the “Board”) the following nominees presented by the Board: Anne Busquet, Bill Korn, and Lawrence Sharnak.

●	To approve, on an advisory basis, the compensation of CareCloud, Inc.’s (the “Company”) named executive officers (“Say-On-Pay”), as disclosed in the Company’s 2025 Proxy Statement’s compensation tables and any related information found in such Proxy Statement.

●	To approve the appointment of Rosenberg Rich Baker Berman, P.A. (“RRBB”) as our independent registered public accounting firm for the year ending December 31, 2025.

●	To consider and act on such other business as may properly come before the Annual Meeting on any postponement(s) or adjustment(s) thereof.

DOCUMENTS

This Notice is only an overview of the proxy statement and proxy card included in this mailing which is also available at https://ir.carecloud.com/sec-filings. The Notice of Internet Availability will be mailed to shareholders on or about April 8, 2025.

PLACE

The Company’s principal executive offices located at 7 Clyde Road, Somerset, NJ 08873.

RECORD DATE

Owners of shares of the Company’s common stock, as of the close of business on March 31, 2025, will receive notice of and be entitled to vote at the Annual Meeting and any adjournments.

VOTING

Even if you plan to attend the Annual Meeting, please mark, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy by filing with the Assistant Corporate Secretary of the Company a written revocation or by submitting a duly executed proxy bearing a later date. If you are present at the Annual Meeting, you may revoke your proxy and vote in person on each matter brought before the Annual Meeting. You may also vote over the Internet using the Internet address on the proxy card. To be considered, all votes must be received by midnight on May 21, 2025.

Norman Roth

Interim Chief Financial Officer and Assistant Corporate Secretary

Dated: April 8, 2025

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QUESTIONS AND ANSWERS

Q: When and where is the Annual Meeting?

A: The Company’s Annual Meeting of Shareholders will be held at 11:00 a.m., Eastern Time, Tuesday, May 27, 2025, at our principal executive offices at 7 Clyde Road, Somerset, NJ 08873.

Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A: In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

Q: Who is entitled to vote?

A: You are entitled to vote at the Annual Meeting if the Company’s records on March 31, 2025 (the “record date”) show that you owned the Company’s common stock, par value $0.001 (the “Common Stock”) on such date. As of March 31, 2025, there were 42,321,129 shares of Common Stock outstanding.

Q: What will I likely be voting on?

A: There are three proposals that are expected to be voted on at the Annual Meeting, which are (i) to elect to the Board of Directors the following nominees presented by the Board: Anne Busquet, Bill Korn, and Lawrence Sharnak to serve as directors, (ii) to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s 2025 Proxy Statement’s compensation tables and any related information found in such proxy statement, and (iii) to approve the appointment of Rosenberg Rich Baker Berman, P.A. (“RRBB”) as the Company’s independent registered public accounting firm for the year ending December 31, 2025. As of the date of this Proxy Statement, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Q: What is the Board’s recommendation?

A: The Board of Directors recommends that you vote your shares:

-	FOR the director nominees.
-	FOR the approval, on an advisory basis, of the Say-On-Pay proposal.
-	FOR the approval of the appointment of RRBB as our independent registered public accounting firm.

Q: How many votes is each share entitled to?

A: Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

Q: Do I need a ticket to attend the Annual Meeting?

A: Yes. Retain the top of the proxy card as your admission ticket. One ticket will permit two persons to attend. If your shares are held through a broker, contact your broker and request that the broker provide you with evidence of share ownership. This documentation, when presented at the registration desk at the Annual Meeting, will enable you to attend the Annual Meeting.

Q: How do proxies work?

A: The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Meeting in the manner you direct. You may also abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in accordance with our recommendations above.

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Q: How do I vote?

A: You may:

●	Vote by marking, signing, dating, and returning a proxy card;

●	Vote via the Internet by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank, or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares, and confirm that your instructions have been properly recorded. If you submit your vote via the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

●	Vote in person by attending the Annual Meeting. We will distribute written ballots to any shareholder who wishes to vote in person at the Annual Meeting.

If your shares are held in street name, your broker, bank, or other holder of record will include a voting instruction form with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker, bank, or other holder of record to ensure that a proxy card is voted on your behalf.

Q: Do I have to vote?

A: No. However, we strongly encourage you to vote.

Q: What does it mean if I receive more than one proxy card?

A: If you hold your shares in multiple registrations, or in both registered and street name, you will receive a proxy card for each account. Please mark, sign, date, and return each proxy card you receive. If you choose to vote by Internet, please vote each proxy card you receive.

Q: Will my shares be voted if I do not sign and return my proxy card?

A: If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may use its discretion to vote your shares on “routine matters.” For any “non-routine matters” being considered at the Annual Meeting, your broker or other nominee would not be able to vote on such matters.

Under the rules and interpretations of the NYSE (which by extension apply to all United States brokers, even though the Company’s Common Stock is listed on The Nasdaq Global Market), “non-routine matters” are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and executive compensation, including say-on-pay advisory shareholder votes on executive compensation and say-on-frequency advisory shareholder votes on executive compensation.

The proposals to elect the directors and the say-on-pay in this proxy statement are expected to be considered “non-routine matters.” Therefore, your broker or other nominee is not entitled to vote your shares on these proposals without your instructions. The proposal to approve the appointment of our independent registered public accounting firm is a “routine matter.” Therefore, your broker or other nominee may use its discretion to vote your shares on this proposal.

Q: Can I change my vote?

A: Yes. You may revoke your proxy and change your vote before the Annual Meeting by submitting a new proxy card with a later date, by casting a new vote via the Internet, by notifying the Company’s Assistant Corporate Secretary in writing, or by voting in person at the Meeting. If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy.

Q: What is a quorum?

A: A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. At least a majority of the outstanding shares eligible to vote must be represented at the Meeting, either in person or by proxy, in order to transact business.

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Q: Who will tabulate the votes?

A: A representative from our Company, Norman Roth, will tabulate the votes and act as the inspector of elections.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections. The inspector will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned signed but not marked will be voted as recommended by the Board of Directors.

Q: How do I find out the voting results?

A: Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the SEC following the Annual Meeting.

Q: How are proposals approved by the security holders?

A: In the election of directors, you may vote “For” all or some of the nominees or you may vote to “Withhold Authority” with respect to one or more of the nominees. Our directors will be elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting so long as a quorum is present. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more director nominees will not be voted with respect to the director or director nominees indicated, although it will be counted for purposes of determining whether there is a quorum.

All other corporate governance actions will be approved by a majority of the votes cast. Although state law and our certificate of incorporation and bylaws are silent on the issue, abstentions or broker non-votes as to any matter will be included in the calculations as to the presence of a quorum, but will not be counted as votes cast in such matter in the calculation as to the needed majority vote.

Q: Who will bear the costs of this solicitation?

A: Our Board of Directors is making this solicitation on behalf of the Company, and the Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials over the Internet; however, you are responsible for Internet access charges you may incur. The solicitation of proxies or votes may be made in person. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q: What should I do now?

A: You should read this proxy statement carefully and promptly submit your proxy card or vote by the Internet as provided on the proxy card to ensure that your vote is counted at the Annual Meeting.

Q: How will shares in the Company’s employee benefit plans be voted?

A: If you are or were a participant in the Company’s employee benefit plans, this Proxy Statement is being used to solicit voting instructions from you with respect to shares of our stock that you own but which are held by the trustees of our benefit plans for the benefit of you and other plan participants. Shares held in our benefit plans that you are entitled to vote will be voted by the plan trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the plan trustees in proportion to the voting instructions received for other shares. You must instruct the plan trustees to vote your shares by utilizing one of the voting methods described above.

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Q: How do I obtain a copy of the Company’s materials related to corporate governance?

A: The Company’s Corporate Governance materials, charters of each standing Board Committee, Code of Conduct, and other materials related to our corporate governance can be found in the Corporate Governance section of the Company’s website at https://ir.carecloud.com/corporate-governance/governance-documents.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 31, 2025, concerning:

-	Each person or group of persons known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, based on information provided by the beneficial owner in public filings made with the Securities and Exchange Commission (“SEC”).

-	Each person who has been a director or executive officer of the Company since the beginning of the last fiscal year.

-	Each nominee for the Board of Directors.

-	Each associate of any of the foregoing persons.

The address of each beneficial owner listed in the table is c/o CareCloud, Inc., 7 Clyde Road, Somerset, NJ 08873. Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of March 31, 2025 (including shares subject to restrictions that lapse within 60 days of the record date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The percentages are based on 42,321,129 shares of Common Stock outstanding as of March 31, 2025 and 1,511,372 shares of the 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) outstanding as of March 31, 2025. None of the directors or named executive officers owned any shares of the 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) as of March 31, 2025. Each share of Common Stock has one vote.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class	Series B Preferred Stock Beneficially Owned	Percent of Class
Directors and Named Executive Officers
Mahmud Haq, Executive Chairman	5,034,520	11.9%	11,960	0.8%
A. Hadi Chaudhry, Co-CEO	114,892	0.3%	7,800	0.5%
Stephen Snyder, Co-CEO	229,495	0.5%	30,790	2.0%
Crystal Williams, President	8,550	0.0%	-	-
Norman Roth, Interim CFO	98,975	0.2%	6,500	0.4%
Anne M. Busquet	266,388	0.6%	-	-
John N. Daly	76,750	0.2%	-	-
Bill Korn	182,883	0.4%	10,800	0.7%
Cameron P. Munter	174,000	0.4%	-	-
Lawrence S. Sharnak	99,000	0.2%	-	-
All current directors and executive officers as a group (10 persons)	6,285,453	14.7%	67,850	4.4%

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CORPORATE GOVERNANCE

Role of the Board and Management and Role in Risk Oversight

The Company’s business is conducted by its employees, managers, and officers under the direction of the Co-Chief Executive Officers (“Co-CEOs”) and the oversight of the Board. Effective January 1, 2025, the Company has two Co-CEOs. Prior to that time, the Company had a single CEO. The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. Directors are expected to fulfill duties of care and loyalty and to act with integrity as they actively conduct Board matters. Different persons serve in the positions of Co-CEOs and Executive Chairman.

As part of its general oversight function, the Board actively reviews and discusses reports by management on the performance of the Company, its strategy, goals, financial objectives, and prospects, as well as issues and risks facing the Company. The opinions of the independent Compensation Committee Board members are solicited with respect to the selection, evaluation, and determination of compensation and succession planning for the Executive Chairman, Co-CEOs and senior executive officers who report directly to the Co-CEOs. The Board oversees processes designed to maintain the quality of the Company, including the integrity of the financial statements, the integrity of compliance with laws and ethics, and the integrity of relationships with stakeholders, including shareholders, employees, customers, suppliers, consumers, and the communities in which the Company operates.

The Board administers its risk oversight function directly and through the Board committees. Management regularly reports to the Board and/or the relevant committee regarding identified or potential risks. The general areas of material risk to the Company include strategic, operational, financial, regulatory, and legal risks. The Board regularly reviews our Company’s strategies and attendant risks, and provides advice and guidance on strategies to manage these risks while attaining long and short-term goals.

Operational risks, financial risks, including internal controls and credit risk associated with our customers, and risks associated with data privacy and security, as well as overall economic risks, are within the purview of the Audit Committee. The Audit Committee’s review is accompanied by regular reports from management and assessments from our internal auditors. In assessing legal or regulatory risks, the Board and the Audit Committee are advised by management, legal counsel, and experts, as appropriate.

Appointed by the Board as a subcommittee to the Audit Committee, the Cybersecurity Subcommittee assists the Audit Committee in overseeing the Corporation’s information technology systems to identify, assess and manage the risks related to cybersecurity.

The Compensation Committee is responsible for overseeing the management of risks associated with executive and employee compensation plans and retention, with the goal to ensure that the Company’s compensation programs remain consistent with our shareholders’ interests that such programs do not encourage excessive risk-taking and that such programs are designed to retain valued executives and employees.

Board Membership Qualifications

The Board has the responsibility for nominating director candidates to shareholders and filling vacancies. The Nominating and Corporate Governance Committee is responsible for recommending candidates to the Board, as well as recommending the selection criteria used in seeking nominees for election to the Board. The Board has adopted the following director nominee selection criteria: nominees should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of all shareholders, and nominees should be selected on the basis of their business and professional experience and qualifications, public service, diversity of background (including diversity of gender, race, ethnic or geographic origin, age and experience) and availability to devote sufficient time to the Board and the needs of the Company in light of the qualifications of the other directors or nominees. A diverse Board is likely to be a well-balanced Board with varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings. Candidates should be persons who have demonstrated leadership in multinational companies or government, finance or accounting, higher education or other fields, or who are able to provide the Company with relevant expertise, industry knowledge or marketing acumen. Nominees should also represent all shareholders rather than special interest groups or any group of shareholders. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board. The Nominating and Corporate Governance Committee may use the services of an executive search firm to assist the Company in identifying potential nominees and to participate in the evaluation of candidates for Board membership. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders may suggest nominees for consideration by submitting names of nominees and supporting information to the Assistant Corporate Secretary of the Company. The Nominating and Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation.

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Size of the Board

The Company’s By-Laws establish that the Board shall determine the number of directors from time to time so long as the number so determined shall not be less than three. The Board periodically reviews the appropriate size of the Board, which the Board has presently set at seven members.

Executive Chairman and CEO

The Executive Chairman and the CEO are selected by the Board. The Board determines whether the roles of Executive Chairman and CEO should be separate or combined based upon its judgment as to the most appropriate structure for the Company at a given point in time. Mahmud Haq currently serves as Executive Chairman and A. Hadi Chaudhry served as CEO through December 31, 2024. On January 1, 2025 A. Hadi Chaudhry and Stephen Snyder became Co-CEOs.

Ethics and Conflicts of Interest

The Board expects its directors, as well as the Company’s officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s Code of Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. The Board will resolve any conflict of interest question involving a director, the Co-CEOs, or a member of the Office of the Executive Chairman, and the Co-CEOs will resolve any conflict of interest issue involving any other officer of the Company. The Code of Conduct is available at https://ir.carecloud.com/corporate-governance/governance-documents.

Attendance at the 2024 Annual Meeting

In 2024, three of the directors then in office attended the 2024 Annual Meeting.

BOARD COMMITTEES

Number and Responsibilities of Committees

The current three committees of the Board are Audit, Compensation, and Nominating and Corporate Governance. The Cybersecurity subcommittee reports to the Audit committee. The membership of the committees is required to consist entirely of independent directors, based on the Nasdaq requirements. The Board may form new committees, disband an existing committee, and delegate additional responsibilities to a committee. The responsibilities of the committees and subcommittee are set forth in written charters, which are reviewed periodically by the committees, the Nominating and Corporate Governance Committee, and the Board, and are available on the Company’s website at https://ir.carecloud.com/corporate-governance/governance-documents.

Committee and Subcommittee Meetings

The chair of each committee and subcommittee in consultation with committee members and in compliance with the committee’s and subcommittee’s charter requirements, determines the frequency of meetings and develops meeting agendas. The full Board is apprised of matters addressed by the committees in their meetings. During 2024, the Audit Committee held five meetings, the Compensation Committee held four meetings, the Nominating and Corporate Governance Committee held four meetings and the Cybersecurity subcommittee held four meetings.

BOARD OPERATIONS

Board Meetings

Regular meetings of the Board are held at least four times per year. The Board may hold additional meetings, including by teleconference or other electronic means, as needed, to discharge its responsibilities. The Chairman of the Board, in consultation with other Board members, establishes the agenda for each Board meeting. Each Board member may suggest items for inclusion on the agenda.

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During 2024, the Board held five meetings and acted by written/electronic consent seven times. Each director attended at least 75% of all Board of Directors and applicable committee and subcommittee meetings.

Board Materials

Information and data that is important to the business to be considered at a Board or committee meeting are distributed in advance of the meeting, to the extent possible.

Management Evaluation, Succession, and Compensation

The performance of the Executive Chairman and CEO is evaluated annually by the Compensation Committee, in consultation with the full Board, based upon objective criteria, including the performance of the business and the accomplishment of goals and strategic objectives. This committee also makes recommendations to the Board with respect to CEO succession. The CEO reviews management succession planning and development with the full Board of Directors on an annual basis.

The Compensation Committee reviews and approves annually all compensation for the CEO and other executive officers, including (a) annual base salary; (b) incentive compensation, whether cash or equity-based, including specific amounts; (c) equity awards; (d) employment agreements, severance arrangements, and change in control agreements/provisions; and (e) any other benefits, compensation or arrangements. In connection therewith, the Compensation Committee periodically reviews and advises the Board concerning regional, industry-wide and other relevant compensation practices and trends in order to assess the adequacy and competitiveness of the Company’s compensation programs for the CEO and other named executive officers relative to comparable companies in the Company’s industry and geographic locations.

Board Compensation

The Compensation Committee is responsible for recommending any changes in Board compensation. In discharging this duty, the committee is guided by the following considerations: compensation should fairly pay directors for work required for a company of CareCloud’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of compensation should be transparent and understandable. Non-employee directors receive a monthly retainer plus restricted stock units, with no additional fees for meeting attendance. The chairperson of the Audit Committee receives an additional retainer for serving in that capacity.

Board Access to Management and Independent Advisors

Members of the Board have free access to the employees of the Company, and Board committees have the authority to retain such outside advisors as they determine appropriate to assist in the performance of their functions. Additionally, members of the Board may periodically visit Company facilities.

Approval of Goals and Strategic and Financial Objectives

The overall strategy of the Company is reviewed periodically at Board meetings.

Communication with Management and Directors

The response to any shareholder proposal is the responsibility of management subject to oversight by the appropriate Board committee. The Board is apprised of shareholder proposals and the Company’s response to such proposals.

Shareholders and other interested parties may contact any of the Company’s directors, including the presiding director or the non-management directors as a group, by writing a letter to the Board c/o the Assistant Corporate Secretary of the Company at 7 Clyde Road, Somerset, NJ 08873. The Assistant Corporate Secretary will forward communications directly to the presiding director, unless a different director is specified.

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Disclosure and Review of Corporate Governance Principles

The Company’s Corporate Governance Principles and all Board committee charters are available on the Company’s website at https://ir.carecloud.com/corporate-governance/governance-documents and are also available in print to any shareholder upon request. The Nominating and Corporate Governance Committee reviews these Corporate Governance Principles periodically, and reports the results of this review to the full Board.

Policies on Business Ethics and Conduct

All Company employees and directors, including the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, and the Principal Accounting Officer, are required to abide by the Company’s Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

The full text of the Code of Conduct is published on the Company’s website at https://ir.carecloud.com/corporate-governance/governance-documents, and is available in print to any shareholder upon request.

Director Independence

Our Board has considered the relationships of all directors with us and the independence of each director, and determined that Ms. Anne Busquet and Messrs. John N. Daly, Cameron P. Munter and Lawrence S. Sharnak, do not have any relationship which would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each of them qualifies as an independent director under the applicable rules of Nasdaq.

Related Person Transaction Policy

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. The Related Person Transaction Policy of the Board ensures that the Company’s transactions with certain persons are not inconsistent with the best interests of the Company. A “Related Person Transaction” is a transaction involving the Company in an amount exceeding $54,500 in which a Related Person has a direct or indirect material interest. A Related Person includes the executive officers, directors, and five percent or more shareholders of the Company, and any immediate family member of such a person. Related Person Transactions are reviewed as they arise and are brought to the attention of the General Counsel and the Audit Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances. For any Related Person Transaction to continue, the Audit Committee must approve or ratify such transaction, which the Audit Committee will do if it determines that such transaction is in the Company’s best interests. The Audit Committee also reviews materials prepared by the Corporate Counsel or the Interim Chief Financial Officer to determine whether any Related Person Transactions have occurred that have not been reported. The Company maintains a written policy regarding Related Person Transactions.

Related Person Transactions

The Company had sales to a related party, a physician who is the wife of the Executive Chairman. Revenues from this customer were approximately $138,000 and $125,000 for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, the accounts receivable balance due from this customer was approximately $13,000 and $18,000, respectively.

The Company leases its corporate offices in New Jersey, its temporary housing for its foreign visitors, a storage facility, its backup operations center in Bagh, Pakistan and an apartment for temporary housing in Dubai, the UAE, from the Executive Chairman. The related party rent expense for the years ended December 31, 2024 and 2023 was approximately $281,000 and $256,000, respectively. During the years ended December 31, 2024 and 2023, the Company spent approximately $979,000 and $1.8 million, respectively, to upgrade the related party leased facilities. During the year ended December 31, 2023, the Company temporarily advanced the Executive Chairman approximately $330,000, to purchase vacant land surrounding the Bagh facility for the sole use and benefit of the Company in order to expedite the purchase on the Company’s behalf as only individuals with citizenship in Kashmir are allowed to purchase land in this region. All advanced amounts were repaid shortly after the advance was made. Security deposits related to the leases of the Company’s corporate offices in the amount of approximately $16,000 for both the years ended December 31, 2024 and 2023 are held by the Executive Chairman. The Company also leases two facilities used for temporary housing from a management employee for approximately $6,500 per month.

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Included in the right-of-use (“ROU”) asset in the Company’s consolidated balance sheet at December 31, 2024 is approximately $550,000 applicable to the related party leases. Included in the current and non-current operating lease liability at December 31, 2024 is approximately $181,000 and $367,000, respectively, applicable to the related party leases. Included in the ROU asset in the Company’s consolidated balance sheet at December 31, 2023 is approximately $331,000 applicable to the related party leases. Included in the current and non-current operating lease liability at December 31, 2023 is approximately $182,000 and $142,000, respectively, applicable to the related party leases.

During June 2022, the Company entered into a one-year consulting agreement with an entity owned and controlled by one of its former non-independent directors whereby that director received 10,000 shares of the Company’s Series B Preferred Stock in exchange for assisting the Company to identify and acquire additional companies, including performing due diligence. In addition, the Company could make additional payments under the agreement for any successful acquisitions by the Company based on the purchase price of the transaction. No such additional payments were made in 2022. During February 2023, the agreement was amended and extended through December 2024 whereby the former director received 14,000 shares of Series B Preferred Stock in February 2023 and received an additional 14,000 shares in January 2024. All of the payments made were capitalized and amortized over the service period. All such shares of the Series B Preferred Stock were issued in accordance with the Company’s Amended and Restated 2014 Equity Incentive Plan. In addition to the extension of the consulting agreement, the amendment provided that any transaction fees due will be offset against the last two above payments before any amounts are due to that former director. Effective February 1, 2024, the Company added an additional Statement of Work (“SOW”) to the consulting agreement with the same entity. As compensation for the SOW, the entity received $25,000 per month. The SOW was cancelable with ten days’ notice. The consulting agreement and SOW, through mutual consent, were terminated as of April 30, 2024. There were no transaction fees paid through that date. Effective May 1, 2024, the former non-independent director became President of the Company and effective January 1, 2025 became Co-Chief Executive Officer.

Effective January 9, 2024, and as amended February 12, 2024, the Company entered into a consulting agreement with an entity owned and controlled by a member of its Board of Directors to provide investor relations and other services as requested for $8,000 per month (reduced to $2,000 per month effective September 1, 2024 and reduced to an as-needed basis effective January 1, 2025). The agreement was paid at the contractual amount plus amounts for additional services requested, and as of January 1, 2025, is paid on an hourly basis. The consulting agreement is cancelable with ten days’ notice. For the year ended December 31, 2024, the expense recorded under this agreement was approximately $75,000.

During 2020, a New Jersey corporation, talkMD Clinicians, PA (“talkMD”), was formed by the wife of the Executive Chairman, who is a licensed physician, to provide telehealth services. talkMD was determined to be a variable interest entity (“VIE”) for financial reporting purposes because the entity will be controlled by the Company. As of December 31, 2024, talkMD had not yet commenced operations. Cumulatively, the Company has paid approximately $6,000 on behalf of talkMD for income taxes.

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Board of Directors, Committees and Subcommittees of the Board

Fiscal Year 2024

Name	Board	Compensation	Audit	Governance	Cybersecurity
Mahmud Haq	x*
A. Hadi Chaudhry	x				x
Anne M. Busquet	x		x*
John N. Daly	x	x*	x
Bill Korn	x
Cameron P. Munter	x	x		x*
Lawrence S. Sharnak	x		x	x	x*
x Member
* Chairperson

Executive Officers and Directors

The following table sets forth information as of December 31, 2024 regarding our directors and executive officers.

Name	Age	Position(s)
Mahmud Haq	65	Executive Chairman
A. Hadi Chaudhry	48	Chief Executive Officer and Director
Stephen Snyder	48	President
Anne M. Busquet	74	Director
John N. Daly	87	Director
Bill Korn	67	Director
Cameron P. Munter	70	Director
Norman Roth	69	Interim Chief Financial Officer and Corporate Controller
Lawrence S. Sharnak	71	Director

Mahmud Haq is our founder, and served as our Chief Executive Officer and Chairman of the Board since our inception in 2001 through 2017. He currently serves as our Executive Chairman, which he became in January 2018. Prior to founding CareCloud, Mr. Haq served as the Chief Executive Officer and President of Compass International Services Corporation from 1997 to 1999. During that time, Mr. Haq also served on its Board of Directors. From 1985 to 1996, Mr. Haq held various senior executive positions at American Express, including Vice President ̵ Risk Management of Global Collections for the Travel Related Services division (1994-1996). Mr. Haq received a Bachelor of Science in Aviation Management from Bridgewater State College and holds an M.B.A. from Clark University with a concentration in Finance.

A. Hadi Chaudhry is currently our Co-Chief Executive Officer. Mr. Chaudhry became President in January 2018 and Chief Executive Officer in March 2021. Effective January 1, 2025, Mr. Chaudhry became Co-CEO. Effective April 11, 2019, Mr. Chaudhry was appointed to our Board of Directors. Mr. Chaudhry joined CareCloud in October 2002 as manager of IT, and later served as general manager, chief information officer and VP of global operations. Mr. Chaudhry has extensive healthcare IT experience, and served in various roles in the banking and IT sector prior to joining CareCloud. Mr. Chaudhry has a Bachelor of Science in Mathematics and Statistics and holds numerous information technology certifications.

Stephen A. Snyder is currently our Co-Chief Executive Officer. Mr. Snyder joined the Company first in August 2005 as General Counsel, and later served in various capacities including COO, Chief Strategy Officer, President and CEO through June 2022. From June 2022 through May 2024, Mr. Snyder served as a consultant to the Company. Mr. Snyder rejoined the Company in May 2024 as President. Effective January 1, 2025, Mr. Snyder became Co-CEO. He has extensive experience in healthcare IT, acquisitions, and healthcare law. He earned his BA, magna cum laude, from Montclair State University and his J.D. from Rutgers University, where he served as senior editor of a law journal. Mr. Snyder is licensed to practice law in New Jersey and New York and actively volunteers his time to support First Amendment work.

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Anne M. Busquet joined CareCloud’s Board of Directors in July 2014 and is the Chairperson of our Audit Committee. Ms. Busquet is presently the President of AMB Advisors, and has over three decades of executive business experience with American Express and Interactive Corp. She has led several successful businesses and served on various boards, including Intercontinental Hotels Group and Blyth, Inc. Currently, Ms. Busquet serves on the Board of Pitney Bowes and Elior Group and is also a Trustee on the Board of Overseers for Columbia University, Business School and the French Institute Alliance Francaise. Ms. Busquet graduated from Cornell University and received her MBA from Columbia University.

John N. Daly has served as a member of our Board of Directors since December 2013 and is the Chairman of our Compensation Committee and a member of our Audit Committee. Since May 2007, Mr. Daly has served as the President of IMMS, LLC, a third-party marketer of investment management firms. Previously, Mr. Daly held other management positions in the financial services industry, including during his 23 years at E.F. Hutton & Co. from 1960 to 1983, where at various times he ran the Syndicate Department, the Commodities Division and the Asset Management Division. He later joined Salomon Brothers, both at the New York and London offices, where he headed the Private Client Division and International Equity Capital Markets. Mr. Daly also served as the Senior Managed Accounts Specialist at Prudential Investments from 2002-2005. Mr. Daly graduated from Yale University and completed the Harvard Business School Advanced Management Program in 1979.

Bill Korn has served as a member of our Board of Directors since October 2023. Prior to becoming a director, Mr. Korn served as our Chief Financial Officer since July 2013, became Chief Strategy Officer in May 2023 and retired in October 2023. Prior to joining CareCloud, Mr. Korn served as the Chief Financial Officer for six other early-stage technology businesses. From January 2013 until he joined us, Mr. Korn served as the Chief Financial Officer of SnapOne, Inc., a developer of cloud-based applications for mobile devices, and from June 2012 until December 2012, Mr. Korn performed private advisory work. Prior to that, from August 2002 to June 2012, Mr. Korn was the Chief Financial Officer of Antenna Software, Inc. Earlier in his career, Mr. Korn spent ten years with IBM, where he served on the senior management team that created IBM’s services strategy in the 1990s. Currently, Mr. Korn serves on the Board of Jerash Holdings (US), Inc. (Nasdaq: JRSH), where he is Chairman of the Audit Committee. Mr. Korn received his Bachelor of Arts in Economics magna cum laude from Harvard College and his Master of Business Administration from Harvard Business School.

Cameron P. Munter has served as a member of our Board of Directors since June 2013 and is the Chairman of our Nominating and Governance Committee and a member of our Compensation Committee. Mr. Munter served as the U.S. Ambassador to Pakistan from October 2010 through July 2012 and as President and CEO of the EastWest Institute, an international, non-partisan organization through June 2019. Prior to these appointments, Mr. Munter held a variety of high-profile diplomatic positions in Iraq and also served as U.S. Ambassador to Serbia from March 2007 to March 2009. Mr. Munter received his Bachelor of Arts, magna cum laude, from Cornell University and doctoral degree in Modern European History from the Johns Hopkins University. He is a senior fellow of the CEVRO Institute in Prague and a non-resident senior fellow of the Atlantic Council in Washington.

Norman Roth is our Interim Chief Financial Officer and Corporate Controller and Principal Accounting Officer. Mr. Roth joined CareCloud as our Controller and Principal Accounting Officer in September 2014. Prior to joining CareCloud, Mr. Roth worked as a forensic accountant since 2003 primarily in the accounting malpractice area. From 1991 through 2002, Mr. Roth served as the Director of External Reporting, Treasury and Tax and later as Business Manager of WWOR-TV. Mr. Roth began his career at Ernst & Young LLP in 1977 and left as a senior manager after 13 years of service. Mr. Roth received his Bachelor of Arts degree summa cum laude from Rutgers College and his Master of Business Administration -Taxation from Fairleigh Dickinson University. Mr. Roth is a certified public accountant and a certified fraud examiner.

Lawrence S. Sharnak joined CareCloud’s Board of Directors in April of 2020. Before joining CareCloud, Mr. Sharnak served at American Express for more than 30 years where he led in a variety of senior leadership roles. While working at American Express, Mr. Sharnak was also the founding sponsor of several employee networks including the Asian Network, the Professional Orientation and Development Program, and the Consumer Card Diversity Team. Currently, Mr. Sharnak is on the Board of Advisors for Cinch Board Services and he previously held board seats at Teach for America New Jersey, A+ for Kids, Consultants to Go, and Boca Grove. Mr. Sharnak received his BBA degree from the University of Massachusetts and his MBA from Babson College.

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Committee Duties and Responsibilities

Audit Committee

●	Oversees management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.
●	Oversees management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and assists with the oversight by the Board of Directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.
●	Oversees management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.
●	Oversees the independence of the independent registered public accounting firm and the qualifications and effectiveness of the independent registered public accounting firm.
●	Prepares the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.
●	Appoints, retains, and reviews the performance of the independent registered public accounting firm.
●	Evaluates the Committee’s performance annually.
●	Oversees the Cybersecurity Subcommittee which has the following duties and responsibilities:

●	Reviews with management the status of information technology systems.
●	Oversees the global data privacy and security regulations compliance and requirements applicable.
●	Reviews incident response plan and program.
●	Oversees the appointment and retention of third-party cybersecurity solutions.
●	Periodic reviews of ISMS.
●	Reviews insurance coverage.
●	Conducts annual performance evaluations.

Compensation Committee

●	Makes recommendations to the Board with respect to the structure of overall incentive compensation and equity-based plans applicable to executive officers or other employees and administers such plans.
●	Selects and retains outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary.
●	Prepares the report of the Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.
●	Evaluates the Committee’s performance annually.

Nominating and Corporate Governance Committee

●	Monitors compliance with the Company’s Global Code of Conduct and all applicable laws and regulations.
●	Notifies the Audit Committee of any matters regarding accounting, internal control, or audit matters of which the Committee has become aware as a result of monitoring the Company’s compliance efforts.
●	Identifies qualified candidates to serve on the Board, including candidates recommended by shareholders, and reviews Board candidate qualifications, selection criteria, and any potential conflicts with the Company’s interests.

Director Compensation Table (Fiscal Year 2024)

The following table sets forth the compensation paid to the non-executive directors of the Company in fiscal year 2024:

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Anne M. Busquet	$58,000	$40,700	$98,700
John N. Daly	48,000	40,700	88,700
Bill Korn	48,000	25,050	73,050
Cameron P. Munter	48,000	40,700	88,700
Lawrence S. Sharnak	48,000	40,700	88,700

(1)	During the third quarter of 2024, the outside Board members were awarded 30,000 shares each of restricted stock units that vest in 25% increments over the next two years beginning in February 2025. Those amounts are not included in the above table as vesting did not begin until February 2025. The stock awards received by the Board above represent RSUs awards that vested in 2024.
(2)	As of December 31, 2024, there were 45,000 restricted stock units outstanding for Ms. Busquet and Messrs. Daly, Korn, Munter and Sharnak.

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Summary Executive Compensation Table

The following table is a summary of certain information concerning the compensation earned by our Named Executive Officers for fiscal years 2024 and 2023:

Name and Principal Position	Salary (1)	Bonuses (2)	Stock Awards (3)	All Other Compensation (4)(5)(6)	Total
2024
Mahmud Haq, Executive Chairman	$300,000	$219,600	$-	$28,212	$547,812
A. Hadi Chaudhry, CEO	300,000	219,600	-	9,000	528,600
Norman Roth, Interim CFO and Corporate Controller	243,308	183,000	20,545	10,743	457,595
Stephen A. Snyder, President	188,077	219,600	-	8,942	416,619

2023
Mahmud Haq, Executive Chairman	$300,000	$300,960	$24,075	$22,697	$647,732
A. Hadi Chaudhry, CEO & President	300,000	300,960	24,075	9,000	634,035
Bill Korn, CFO	201,923	436,000	24,075	9,900	671,898

(1)	Includes amounts contributed by the Named Executive Officers to our 401(k) plan.
(2)	In February 2024, the Compensation Committee of the Board of Directors awarded bonuses to Messrs. Haq, Chaudhry and Roth on achieving specified operating results for 2024. A similar bonus was awarded to Mr. Snyder in April 2024. These shares vested in December 2024. The shares are valued at their fair value as of the vesting date. In February 2023, Messrs. Haq and Chaudhry were awarded 12,000 preferred restricted stock units each to vest in 2024 based on the achievement of specified performance targets for 2023. These shares were not issued. Also in February 2023, Mr. Korn was awarded 10,000 preferred restricted stock units which vested in October 2023 when he retired. In February 2022, Messrs. Haq and Chaudhry were awarded 12,000 preferred restricted stock units each and Mr. Korn was awarded 10,000 preferred restricted stock units to vest in 2023 based on the achievement of specified performance targets for 2022. These shares vested in 2023.
(3)	The stock awards reflected above represent common stock restricted stock units that vested in 2024 and 2023 that were previously awarded. The stock awards are valued at their fair value as of the vesting date.
(4)	Does not include perquisites and other personal benefits, the aggregate amount of which with respect to each of the Named Executive Officers does not exceed $10,000 reported for the fiscal year presented.
(5)	Includes our matching contribution to the 401(k) plan equal to 50% match on the first 6% of the employee’s compensation which is available to all employees who participate in the plan.
(6)	Excludes group life insurance, health care insurance, long-term disability insurance and similar benefits provided to all employees that do not discriminate in scope, terms or operations in favor of the Named Executive Officers.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company for each of the last three completed calendar years. In determining the “compensation actually paid” to our Named Executive Officers (“NEOs”), we are required to make various adjustments to amounts that have previously been reported in the Summary Compensation Table in previous years, as the SEC’s calculation method for this section differs from those required in the Summary Compensation Table. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and its Principal Executive Officer (“PEO”) and NEOs pay.

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Pay Versus Performance Table

The table below presents information on the compensation of our PEO and our other NEOs in comparison to certain performance metrics for 2024, 2023 and 2022. The metrics are not those that the Compensation Committee uses when setting executive compensation. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table (“SCT”) reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the SCT total values for the applicable year as described in the footnotes to the table.

Year	Summary Compensation Table Total for PEO (1)(2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (4)	Average Compensation Actually Paid to Non-PEO NEOs (5)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (6)	Net Income (Loss) (7) ($000’s)
2024	$528,600	$450,240	$474,009	$447,889	$58	$7,851
2023	634,035	391,680	659,815	403,250	24	(48,674)
2022	683,925	516,120	639,958	476,043	44	5,432

(1)	A. Hadi Chaudhry served as the PEO for the years 2022, 2023 and 2024.

(2)	Amounts in this column for 2023 and 2024 represent the “Total” column set forth in the SCT on page 13. See the footnotes to the SCT for further detail regarding the amounts in these columns.

(3)	The dollar amounts reported in these columns represent the amounts of “compensation actually paid.” The amounts are computed in accordance with Item 402(v) of Regulation S-K by deducting and adding the following amounts from the “Total” column of the SCT (pursuant to SEC rules, fair value at each measurement date is computed in a manner consistent with the fair value methodology used to account for share-based payments in our consolidated financial statements under GAAP).

The following table reflects the adjustments made to SCT total compensation to compute CAP for the position of PEO and average CAP for our other NEOs.

	PEO
Year	SCT Total	Equity Deductions From SCT Total	CAP of Equity Vesting During FY (a)	CAP of Unvested Equity at FYE (b)	Compensation Actually Paid
2024	$528,600	$(219,600)	$141,240	$-	$450,240
2023	634,035	(325,035)	4,320	78,360	391,680
2022	683,925	(374,925)	(66,195)	273,315	516,120

	Non-PEO NEOs
Year	SCT Total	Average Equity Deductions from SCT Total (a)	Average CAP of Equity Vesting During FY (b)	Average CAP of Unvested Equity at FYE (c)	Average Compensation Actually Paid
2024	$474,009	$(214,248)	$188,128	$-	$447,889
2023	659,815	(299,955)	4,210	39,180	403,250
2022	639,958	(349,425)	(62,835)	248,345	476,043

a)	The amount in these columns represent the grant date fair value of equity-based awards granted during each year. (For this purpose, the fair value of equity awards is computed in a manner consistent with the fair value methodology used to report outstanding equity awards at the fiscal year-end. This may result in a difference in the share value input used for the fair value calculation at year-end when compared to the share value used for performance-based share awards at the time of the award).

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b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; and (ii) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year).

c)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; and (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year.

(4)	Our non-PEO named executive officers included Mahmud Haq for 2022, 2023 and 2024, Bill Korn for 2022 and through October 6, 2023, Stephen Snyder from May 1, 2024 to December 31, 2024 and Norman Roth for 2024. The dollar amounts reported in this column represent the average of the amounts reported for the Company’s NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. See note (3) above.

(5)	The dollar amounts reported in this column represent the average amount of CAP to the NEOs as a group, as computed in accordance with the Pay Versus Performance Rules. They do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year.

(6)	Cumulative total shareholder return (“TSR”) is calculated by dividing the difference between the Company’s share price at the end (December 31, 2024) and the beginning (January 1, 2022) of the measurement period by the Company’s share price at the beginning of the measurement period. There were no dividends for the Common Stock.

(7)	The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited consolidated financial statements for the applicable year. While the Company does not use net income (loss) as a performance measure in its executive compensation program, the measure of net income (loss) is correlated with the measure of adjusted EBITDA (a non-GAAP measure) which the Company uses when setting goals in the Company’s incentive compensation program.

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Relationship Between Pay and Performance

Below are graphs showing the relationship of “compensation actually paid” to our PEO and the average for our Non-PEO NEOs in 2024, 2023 and 2022 relative to (i) the Company’s TSR and (ii) the Company’s net income (loss).

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2024, the Compensation Committee of the Board of Directors was comprised of John N. Daly and Cameron P. Munter. Neither of these individuals, during the fiscal year ended December 31, 2024, was an officer or employee of the Company. Neither of these individuals was formerly an officer of the Company.

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During the fiscal year ended December 31, 2024, Messrs. Daly and Munter received $48,000 in director compensation, both exclusive of compensation received in the form of stock.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K, as amended, and this Proxy Statement.

COMPENSATION COMMITTEE

John N. Daly

Cameron P. Munter

Executive Employment Arrangements

During 2024, we were party to employment agreements with each of Messrs. Chaudhry, Haq and Snyder (the “Employment Agreements”). Each of the Employment Agreements has a two-year term unless earlier terminated, and is automatically renewed at the end of the initial term and annually thereafter in each case, for a one-year term, unless either party provides at least ninety days’ prior written notice of non-renewal.

Each Employment Agreement provides for the payment of base salary and bonus, as well as customary employee benefits. Under each of the Employment Agreements, if the executive’s employment is terminated by the Company without “cause” or by the executive if a “material demotion” occurs (as such terms are defined in the applicable Employment Agreement), the executive shall receive salary continuation payments for the remainder of the contractual term, but in no event for less than twenty-four months. In addition to salary continuation payments, executive shall receive payment of “COBRA” premiums for the executive and his dependents as long as the executive does not become eligible for health coverage through another employer during this severance period. Each of the Employment Agreements also restricts the executive from engaging in a competitive business during his employment and for 12 months thereafter, or soliciting our employees and customers during his employment and for 12 months thereafter.

During 2024 and through the date he left the Company, there was an employment agreement with the former CFO, Lawrence Steenvoorden, on terms similar to those described above.

Our Compensation Committee, currently comprised of Messrs. Daly and Munter, is tasked with discharging the Board of Directors’ responsibilities related to oversight of compensation of named executive officers and ensuring that our executive compensation program meets our corporate objectives. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our named executive officers, as well as evaluating their performance in light of those goals and objectives. Based on this review and evaluation, as well as on input from our Chief Executive Officer regarding the performance of our other named executive officers and his recommendations as to their compensation, the Committee will determine and approve each named executive officer’s compensation annually. As a public company, our named executive officers will not play a role in their own compensation determinations.

Outstanding Equity Awards at Fiscal Year-End 2024

There were no outstanding equity awards for our named officers at December 31, 2024.

Employee Benefit Plans

Amended and Restated Equity Incentive Plan. The purpose of the Amended and Restated Equity Incentive Plan (the “Equity Plan”) is to promote our success by linking the personal interests of our employees (including executive officers), directors and consultants to those of our shareholders, and by providing participants with an incentive for outstanding performance. As of December 2024, there were approximately 3,650 employees (including executive officers) eligible to participate in the Equity Plan. The Equity Plan authorizes the grant of awards in any of the following forms:

●	Options to purchase shares of common stock, which may be non-statutory stock options or incentive stock options under the Internal Revenue Code (the “Code”). The exercise price of an option granted under the Equity Plan may not be less than the fair market value of our common stock on the date of grant. Stock options granted under the Equity Plan have a term of ten years.

●	Stock appreciation rights, or SARs, which give the holder the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the stock appreciation right. The base price of a SAR may not be less than the fair market value of our common stock on the date of grant. SARs granted under the Equity Plan have a term of ten years.

●	Restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee.

●	Restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property) in the future, based upon the attainment of stated vesting or performance goals set by the Compensation Committee.

●	Performance stock and cash settled awards, which represent the right to receive shares of common stock or cash, as applicable, in the future upon the attainment of certain stated performance goals.

●	Preferred stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee.

●	Other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants.

All awards are evidenced by a written award certificate between CareCloud and the participant, which include such provisions as may be specified by the Compensation Committee. Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

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Awards to Non-Employee Directors. Awards granted under the Equity Plan to non-employee directors may be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. The Committee may not make discretionary grants under the Equity Plan to non-employee directors.

Shares Available for Awards: Adjustments. Subject to adjustment as provided in the Equity Plan, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the Equity Plan at December 31, 2024 was 499,683. Also at December 31, 2024, there were 33,769 shares of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock (due to the delisting in March 2025, the Series A shares are no longer available) and 16,000 shares of 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock reserved and available for issuance under the Equity Plan. In the event of a nonreciprocal transaction between CareCloud and its shareholders that causes the per share value of the common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the Equity Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the Equity Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Administration. The Equity Plan is administered by the Compensation Committee. The Committee has the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the Equity Plan; and make all other decisions and determinations that may be required under the Equity Plan. The Board of Directors may at any time administer the Equity Plan. If it does so, it will have all the powers of the Compensation Committee under the Equity Plan. In addition, the Board may expressly delegate to a special committee some or all of the Compensation Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not executive officers.

Limitations on Transfer: Beneficiaries. No award is assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that the Compensation Committee may permit other transfers (other than transfers for value) where the Compensation Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Participant’s Death or Disability. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

●	all of that participant’s outstanding options and SARs will become exercisable to the extent the participant was entitled to exercise such option or SAR, but only within the period ending on the earlier of (i) twelve (12) months with respect to a termination due to disability and eighteen (18) months with respect to a termination due to death, and (ii) the term of the option or SAR;

●	shares of common stock and outstanding awards which have not vested at the time of the termination of service may be forfeited; and

●	the payout opportunities attainable under all of that participant’s outstanding performance-based awards may be forfeited and the awards may payout on a pro rata basis, based on the time elapsed prior to the date of termination.

Treatment of Awards upon a Change in Control. Unless subject to additional acceleration of vesting and exercisability as may be provided in an award certificate or any special plan document governing an award, outstanding awards will be subject to one-year acceleration of vesting as provided in the Plan upon a change in control.

Termination and Amendment. The Equity Plan will terminate on January 17, 2027. The Board or the Compensation Committee may, at any time and from time to time, terminate or amend the Equity Plan, but if an amendment to the Equity Plan would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the Equity Plan may adversely affect any award previously granted under the Equity Plan without the written consent of the participant. Without the prior approval of our shareholders, the Equity Plan may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs.

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From time to time, the Company grants restricted stock units (“RSUs”) to its employees, including our named executive officers. Historically, the Company has granted RSUs annually each fiscal year to certain employees, which grants are typically approved at the regularly scheduled meetings of the Compensation Committee of the Board of Directors. The Compensation Committee grants RSUs to executive officers normally at the beginning of each year to vest upon the achievement of various performance goals for the forthcoming year. The Compensation Committee determines if those performance goals have been achieved based on the annual financial results in determining whether to vest the shares granted. Since the vesting does not occur until the end of the year when the financial results for the year are known, there is minimal risk that material nonpublic information (“MNPI”) will affect the value of the executive compensation. During 2024, three RSU awards were made to named executive officers two days prior to the filing of the 2023 Form 10-K. Aside from these RSUs, the Company did not grant any equity awards to our named executive officers during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 10-Q or Form 8-K that discloses MNPI.

In addition to the annual grants, RSUs may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. The Company has not historically granted stock options or similar types of awards to its executive officers and employees and did not do so during the fiscal year ended December 31, 2024.

Also, non-employee directors receive automatic grants of initial and annual RSU awards, at the time of a director’s initial appointment or election to the board and at the time of the third quarter Board of Directors meeting, respectively, pursuant to the non-employee director compensation policy, as further described under the heading, “Director Compensation Table (Fiscal Year 2024).”

The Company does not otherwise maintain any written policies on the timing of awards of RSUs, stock options, stock appreciation rights, or similar instruments with option-like features. The Compensation Committee considers whether there is any MNPI about the Company when determining the timing of RSU grants and does not seek to time the award of RSUs in relation to the Company’s public disclosure of MNPI. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation.

Amended and Restated Equity Plan Benefits

Benefits to be received by our executive officers, directors and employees as a result of the Equity Plan are not determinable, since the amount of grants of options and restricted stock made under the plan is discretionary. Set forth in the table below are the number of equity awards since inception and through December 31, 2024 that have been granted under the equity incentive plan to: (i) each of our named executive officers, (ii) our executive officers as a group, (iii) our current non-executive directors as a group and (iv) the other non-executives as a group. Shares which were forfeited are available to be re-granted under the Equity Plan.

Name	Common Stock Restricted Stock Units	Series A Preferred Stock Restricted Stock Units	Series B Preferred Stock Restricted Stock Units	Cash-Settled Awards
Mahmud Haq	255,000	72,000	36,000	-
A. Hadi Chaudhry	199,167	38,000	36,000	33,333
Stephen A. Snyder	487,500	58,000	22,000	-
Norman Roth	138,800	-	10,000	-
Executive Officers as a Group	1,080,467	168,000	104,000	33,333
Non-Executive Directors as a Group	1,316,000	60,000	20,000	-
Other Non-Executives as a Group	3,464,668	12,500	84,000	389,100

Employee, Officer and Director Hedging

Pursuant to the Company’s Insider Trading Policy, employees, officers and directors of the Company are prohibited from engaging in 1) short sales of the Company’s securities, 2) transactions in “puts”, “calls” or other derivatives on Company stock on an exchange or in any other organized market, 3) hedging transactions, and 4) holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Corporate Counsel or the Interim Chief Financial Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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Insider Trading Policy

A portion of the compensation of certain of our employees and executive officers is delivered in the form of equity awards. These awards contain vesting requirements related to service, and also require satisfaction of certain performance criteria to obtain a payout. This compensation design is intended to align employee and executive compensation with the performance expected by our shareholders. Following delivery of the shares of our common and preferred stock under such equity awards, once any applicable service or performance-based vesting standards have been satisfied, our employees and executive officers from time to time engage in the open-market sale of some of those shares for diversification or other personal reasons. Our employees and executive officers may also engage from time to time in other transactions involving our securities.

Transactions in our securities by our directors and Section 16 officers are required to be made in accordance with our Insider Trading Policy, which was reasonably designed to promote compliance with insider trading laws, rules and regulations and the Nasdaq listing standards. Our Insider Trading Policy, among other things, requires that the transactions be in accordance with applicable U.S. federal securities laws that prohibit trading while in possession of material nonpublic information. Rule 10b5-1 under the Exchange Act provides an affirmative defense that enables directors and officers to prearrange transactions in the Company’s securities in a manner that avoids concerns about initiating transactions while in possession of material nonpublic information. Our Insider Trading Policy permits our directors and officers to enter into trading plans designed to comply with Rule 10b5-1. The complete copy of the insider trading policy can be found as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 13, 2025. It is also available on our website at https://ir.carecloud.com/corporate-governance/governance-documents.

Report of the Audit Committee

The Board of Directors of CareCloud has a separately designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CareCloud’s Audit Committee has three members: Ms. Anne M. Busquet, who serves as the Chairperson, Mr. Lawrence S. Sharnak and Mr. John N. Daly. The Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. The Board of Directors has determined that Ms. Busquet meets the criteria and definition of an “audit committee financial expert” pursuant to Item 407(d) of Regulation S-K. The Audit Committee operates pursuant to a charter that is available on the Investor Relations section of our website at https://ir.carecloud.com/corporate-governance/governance-documents.

Management has primary responsibility for CareCloud’s internal accounting controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of CareCloud’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report as a result of such audit. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves as a focal point for communication among the Board of Directors and its committees, the independent registered public accounting firm and management, as the respective duties of such groups, or their constituent members, relate to CareCloud’s financial accounting and reporting and to its internal controls.

In performing its responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in CareCloud’s Annual Report on Form 10-K for the year ended December 31, 2024. These discussions included the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also discussed with the independent registered public accounting firm its independence from CareCloud and its management, including the written disclosures and letter submitted to the Audit Committee by the independent registered public accounting firm as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

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Based on the reviews and discussions referred to above, the Audit Committee unanimously recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements be included in CareCloud’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

AUDIT COMMITTEE

Anne M. Busquet

John N. Daly

Lawrence S. Sharnak

Relationship with Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firms

On March 25, 2024, the Audit Committee approved the appointment of Rosenberg Rich Baker Berman, P.A. (“RRBB”) as the Company’s new independent registered public accounting firm for its fiscal year ending December 31, 2024.

During the year ended December 31, 2024, the Company did not have any disagreements with RRBB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to RRBB’s satisfaction, would have caused RRBB to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements.

In addition, during the year ended December 31, 2024, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. RRBB’s report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2024 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2023 and 2024, neither the Company, nor anyone acting on its behalf, consulted RRBB on any matter relating to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that RRBB concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of RRBB are not expected to be present at the Annual Meeting.

On August 2, 2022, the Audit Committee approved the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2023.

On March 25, 2024, the Company, with the approval of the Audit Committee of the Company, notified Grant Thornton that Grant Thornton was being dismissed as the Company’s independent registered public accounting firm, effective on March 25, 2024.

During the year ended December 31, 2023 and through March 25, 2024, the Company did not have any disagreement with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements.

In addition, during the year ended December 31, 2023 and through March 25, 2024, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Grant Thornton’s report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2023 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

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During the year ended December 31, 2023 and through March 25, 2024, neither the Company, nor anyone acting on its behalf, consulted Grant Thornton on any matter relating to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Grant Thornton are not expected to be present at the Annual Meeting.

The Company provided Grant Thornton and RRBB with a copy of the disclosures we are making in this Proxy Statement. Neither Grant Thornton nor RRBB provided the Company with a statement to be included in this Proxy Statement indicating that it believes the statements made above are incorrect or incomplete.

Independent Registered Public Accounting Firm Fees

The following table summarizes the fees billed to us by our independent registered public accounting firm for the last fiscal year.

Fees	2024
Audit Fees to Rosenberg Rich Baker Berman, P.A..	$400,000
Audit-Related Fees to Rosenberg Rich Baker Berman, P.A.	-
Tax Fees to Rosenberg Rich Baker Berman, P.A.	100,000
All Other Fees	-
Total Fees	$500,000

All services performed for us by RRBB and Grant Thornton during 2024 and 2023 were pre-approved by the Audit Committee, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services. The Audit Committee pre-approves all work performed by the Company’s independent registered public accounting firm.

The tax fees for RRBB were for the preparation of the Company’s 2024 U.S. federal and state income tax returns.

Matters to Be Acted Upon

1.	Election of Directors.

(Item 1 on proxy card)

You will have the opportunity to elect three members to our Board of Directors, which will consist of seven members, at the Annual Meeting. The directors will be elected for a two-year term. Three of the directors, Anne Busquet, Bill Korn, and Lawrence Sharnak, were elected to a two-year term that commenced in 2023 and have been nominated for re-election. Our other directors were elected to serve until the 2026 Annual Meeting of Shareholders.

The Board of Directors has nominated the following nominees for election as directors at the Annual Meeting:

Anne M. Busquet joined CareCloud’s Board of Directors in July 2014 and is the Chairperson of our Audit Committee. Ms. Busquet is presently the President of AMB Advisors, and has over three decades of executive business experience with American Express and Interactive Corp. She has led several successful businesses and served on various boards, including Intercontinental Hotels Group and Blyth, Inc. Currently, Ms. Busquet serves on the Board of Pitney Bowes and Elior Group and is also a Trustee on the Board of Overseers for Columbia University, Business School and the French Institute Alliance Francaise. Ms. Busquet graduated from Cornell University and received her MBA from Columbia University.

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Bill Korn has served as a member of our Board of Directors since October 2023. Prior to becoming a director, Mr. Korn served as our Chief Financial Officer since July 2013, became Chief Strategy Officer in May 2023 and retired in October 2023. Prior to joining CareCloud, Mr. Korn served as the Chief Financial Officer for six other early-stage technology businesses. From January 2013 until he joined us, Mr. Korn served as the Chief Financial Officer of SnapOne, Inc., a developer of cloud-based applications for mobile devices, and from June 2012 until December 2012, Mr. Korn performed private advisory work. Prior to that, from August 2002 to June 2012, Mr. Korn was the Chief Financial Officer of Antenna Software, Inc. Earlier in his career, Mr. Korn spent ten years with IBM, where he served on the senior management team that created IBM’s services strategy in the 1990s. Currently, Mr. Korn serves on the Board of Jerash Holdings (US), Inc. (Nasdaq: JRSH), where he is Chairman of the Audit Committee. Mr. Korn received his Bachelor of Arts in Economics magna cum laude from Harvard College and his Master of Business Administration from Harvard Business School.

Lawrence Sharnak joined CareCloud’s Board of Directors in April of 2020. Before joining CareCloud, Mr. Sharnak served at American Express for more than 30 years where he led in a variety of senior leadership roles. While working at American Express, Mr. Sharnak was also the founding sponsor of several employee networks including the Asian Network, the Professional Orientation and Development Program , and the Consumer Card Diversity Team. Currently, Mr. Sharnak is on the Board of Advisors for Cinch Board Services and he previously held board seats at Teach for America New Jersey, A+ for Kids, Consultants to Go, and Boca Grove. Mr. Sharnak received his BBA degree from the University of Massachusetts and his MBA from Babson College.

The Board of Directors unanimously recommends a vote FOR the election of the nominees named above.

2.	Say-On-Pay Proposal.

(Item 2 on proxy card)

As required by Section 14A of the Exchange Act, you will have the opportunity to vote on an advisory basis on the compensation of the Company’s named executive officers, as disclosed in the CareCloud, Inc.’s Proxy Statement for the 2024 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, and any related information found in such proxy statement of CareCloud, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee or the Company. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers.

The Company is required to seek a shareholder vote on the frequency of the advisory Say-On-Pay vote (the “SOP Frequency Vote”) every six years. In 2023, management recommended and shareholders approved an annual advisory Say-On-Pay vote. The next SOP Frequency Vote is expected to be held at our 2029 Annual Meeting of shareholders.

The Board of Directors unanimously recommends a vote FOR the Say-On-Pay Proposal.

3.	Approve the Appointment of RRBB as our Independent Registered Public Accounting Firm.

(Item 3 on proxy card)

Shareholders are also being asked to approve the appointment of RRBB as our independent registered public accounting firm for the year ending December 31, 2025. If the appointment of RRBB is not approved by the shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and the Board.

The Board of Directors unanimously recommends a vote FOR the Appointment of RRBB.

Required Vote

As to Item 1, the Election of Directors, the nominees must receive a plurality of the voting power, entitled to vote for the election of directors, of the shares present or represented by proxy at the meeting in order to be elected. This means that the director candidate receiving the largest number of votes “for” their election will be elected to the Board of Directors. As to Item 2 and Item 3, the vote required for the Say-On-Pay Proposal and the Appointment of RRBB is a majority of the voting power, entitled to vote for such proposal, of the shares present or represented by proxy at the meeting.

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DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we refer to as “insiders,” to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Our insiders are required by the SEC to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the reports that have been filed by or on behalf of such insiders in this regard, we believe that during the fiscal year ended December 31, 2024, our directors and executive officers complied with all Section 16(a) filing requirements, except that Mr. Steenvoorden failed to file on a timely basis one report required by Section 16(a) during the most recent fiscal year. This was subsequently corrected.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Shareholders. We have not been informed by any of our shareholders of any intention to propose any other matter to be acted upon at the Annual Meeting. The persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any other business as may properly come before the Annual Meeting. As to any such other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT ON FORM 10-K, AS AMENDED

A copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2024, as filed with the SEC, will be mailed without charge to any beneficial owner of our common stock, upon written or oral request and by first class mail or other equally prompt means within one business day of receipt of such request. Requests for the Annual Report on Form 10-K, as amended, should be addressed to: Investor Relations, CareCloud, Inc., 7 Clyde Road, Somerset, NJ 08873 or by telephone at (732) 873-5133, x134. The Form 10-K, as amended, includes certain exhibits. Copies of the exhibits will be provided only upon receipt of payment covering our reasonable expenses for such copies. The Form 10-K, as amended, and exhibits may also be obtained from our investor relations website, https://ir.carecloud.com/sec-filings or directly from the SEC’s website, https://www.sec.gov/edgar/search/.

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DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Notice of Internet Availability is being delivered to multiple security holders sharing an address unless we receive contrary instructions from one or more of the security holders. We shall deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability to a security holder at a shared address to which a single copy of the document was delivered. A security holder can notify us that the security holder wishes to receive a separate copy of the Notice of Internet Availability by sending a written request to us at Investor Relations, CareCloud, Inc., 7 Clyde Road, Somerset, NJ 08873, or by calling us at (732) 873-5133. A security holder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future proxy statements, if any, Notices of Internet Availability, and annual reports of the Company.

SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals intended for inclusion in our proxy statement and form of proxy relating to our 2026 Annual Meeting of Shareholders must be received by us not later than December 9, 2025. If we hold our 2026 Annual Meeting of Shareholders more than 30 days before or after May 27, 2026 (the one-year anniversary date of the 2025 Annual Meeting of Shareholders), we will disclose the new deadline by which shareholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform shareholders. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Assistant Corporate Secretary, CareCloud, Inc., 7 Clyde Road, Somerset, New Jersey 08873.

Our bylaws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders but do not intend for the proposal to be included in our proxy statement. Under our bylaws, director nominations and other business may be brought at an Annual Meeting of Shareholders only by or at the direction of our Board of Directors or by a shareholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. Notice of Shareholder proposals for the 2026 Annual Meeting of Shareholders, other than proposals intended for inclusion in our proxy statement as set forth in the preceding paragraph, must be received by the Assistant Corporate Secretary at our principal executive offices between January 23, 2026 and February 23, 2026. This advance notice period is intended to allow all shareholders an opportunity to consider all business and nominees expected to be considered at the meeting. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements. In addition to satisfying the deadlines in the advance notice provision of our bylaws, a stockholder who intends to solicit proxies in support of director nominees, other than our nominees, for our 2026 Annual Meeting of Shareholders must provide the notice required under Rule 14a-19 under the Exchange Act to our Assistant Corporate Secretary no later than March 30, 2026.

Only such proposals as are (1) required by the rules of the SEC and (2) permissible under the Delaware General Corporation Law will be included on the 2026 Annual Meeting of Shareholders agenda. If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

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VOTE ON INTERNET

Go to https://www.vstocktransfer.com/proxy and log-on using the below control number. Voting will be open until 11:59 pm (ET) on May 21, 2025.

CONTROL #

* SPECIMEN *
1 MAIN STREET
ANYWHERE PA 99999-9999

VOTE BY MAIL
Mark, sign and date your proxy and return it in the envelope we have provided to 18 Lafayette Place, Woodmere, NY 11598.

VOTE IN PERSON

If you would like to vote in person, please attend the Annual Meeting to be held on May 27, 2025 at 11:00 a.m. Local Time.

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

Annual Meeting of Shareholders – CareCloud, Inc.

▼ DETACH CARD HERE TO VOTE BY MAIL ▼

(1) Election of Directors:

☐ FOR NOMINEE LISTED BELOW (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY TO VOTE FOR NOMINEE LISTED BELOW

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES STRIKE A LINE THROUGH THE NOMINEES' NAMES BELOW:

01 Anne Busquet 02 Bill Korn 03 Lawrence Sharnak

(2) Nonbinding Say-On-Pay Proposal:

INSTRUCTION: ADVISORY VOTE TO APPROVE THE EXECUTIVE COMPENSATION PROGRAMS OF THE COMPANY NOTED IN PROPOSAL 2.

☐ For ☐ Against ☐ Abstain

INSTRUCTION: VOTE TO APPROVE THE APPOINTMENT OF RRBB NOTED IN PROPOSAL 3.

☐ For ☐ Against ☐ Abstain

CareCloud, Inc.

Annual Meeting of Shareholders

May 27, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 27, 2025

The 2024 Annual Report, the Proxy Statement and proxy card of CareCloud, Inc. are available at https://ir.carecloud.com/sec-filings

CareCloud, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Mahmud U. Haq, A. Hadi Chaudhry, Stephen Snyder and Norman Roth and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CareCloud, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders, to be held at 11:00 AM, Eastern Time, on May 27, 2025, at the Company's headquarters located at 7 Clyde Road, Somerset, New Jersey 08873, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Please check here if you plan to attend the Annual Meeting of Shareholders on May 27, 2025 at 11:00 a.m. local time.
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(Continued and to be signed on Reverse Side)